Ex. (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Dryden Municipal Bond Fund:

We consent to the incorporation by reference in the registration statement (Nos. 811-04930 and 033-10649) on Form N-1A of the Dryden Municipal Bond Fund (comprised of the High Income Series and Insured Series, hereafter referred to as the “Funds”) of our report dated June 25, 2008, with respect to the statements of assets and liabilities of the Funds, including the portfolios of investments, as of April 30, 2008, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended, which report appears in the April 30, 2008 annual report on Form N-CSR of the Funds.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

June 25, 2008